Exhibit 99.1

Net1 Announces $107 million Equity Investment by International Finance Corporation and IFC Asset Management Company Funds

Johannesburg, April 11, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has entered into an agreement with International Finance Corporation and certain funds managed by IFC Asset Management Company (collectively, “IFC”) pursuant to which IFC has agreed to subscribe for 9.98 million shares of the Company’s common stock at a subscription price of $10.79 per share, for total proceeds of $107.7 million. The subscription price represents a 20,6% premium over the closing price of the Company’s shares on Nasdaq on April 8, 2016. IFC will have an 18% interest in the Company following the transaction. Net1 will use the proceeds of the IFC investment primarily for the expansion of its business and technological solution in emerging markets across the globe.

IFC is a member of the World Bank Group and is the largest global development institution focused on the private sector in emerging markets. IFC has been investing in disruptive technologies around the world to help expand access to financial services and as of March 2016 had invested approximately $180 million in 26 financial technology companies around the world, servicing over 220 million people. This is on top of billions of dollars already invested in its successful, decades-long program in support of traditional banks and microfinance institutions.

Closing of the investment is expected to occur during the month of April. IFC will have the right to nominate an independent director to the Net1 board.

“IFC’s equity investment in Net1 represents a landmark moment for the Company,” said Serge Belamant, Chairman and CEO of Net1. “We are honored that IFC has selected Net1 for its largest investment ever in the financial technology sector. IFC’s investment recognizes the achievements, disruptive technologies and business model of the Company and its employees. We are completely aligned with IFC through our shared vision of providing financial inclusion to the billions of unbanked and under-banked citizens of the world and we look forward to the opportunities presented by IFC’s expansive global network and expertise,” he concluded.

Atul Mehta, IFC Director of Telecoms, Media and Technology, said: “Net1 has created impressive propriety technology for the delivery of services and demonstrated its effectiveness in South Africa. IFC and IFC AMC’s funds’ investments will help Net1 expand regionally, especially into African countries where there is limited banking infrastructure and availability of financial services for the poorest segments of the population.”

Gavin E.R. Wilson, CEO of IFC Asset Management Company, said: “Our investment in Net1 recognizes the Company’s demonstrated ability to provide efficient payments services to the unbanked and underbanked in South Africa while innovating in commercially viable ways. Our goal is to help Net1 use its technology to broaden its product offering and expand its customer base to other countries.”

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

About IFC (www.ifc.org)

IFC, a member of the World Bank Group, is the largest global development institution focused on the private sector in emerging markets. Working with more than 2,000 businesses worldwide, we use our capital, expertise, and influence, to create opportunity where it’s needed most. In FY15, our long-term investments in developing countries rose to nearly $18 billion, helping the private sector play an essential role in the global effort to end extreme poverty and boost shared prosperity.

About IFC Asset Management Company (www.ifcamc.org)

IFC Asset Management Company LLC (AMC), a wholly-owned subsidiary of IFC, invests third party capital, enabling investors to benefit from IFC’s expertise in achieving strong equity returns, as well as positive development impact in the countries in which it invests. AMC has raised $8.7 billion of capital across 11 investment funds. Three AMC managed funds, including the IFC African, Latin American and Caribbean Fund (ALAC Fund), the IFC Financial Institutions Growth Fund (FIG Fund) and the Africa Capitalization Fund, are participating in the Net 1 investment. For more information.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the possibility that the expected benefits from the IFC investment will not be realized; disruption from the investment making it more difficult to maintain business and operational activities; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com